UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15(d) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported)	April 12, 2002

ALPHANET SOLUTIONS, INC. (Exact name of registrant as specified in charter)

New Jersey (State or other jurisdiction of incorporation)	0-27042 (Commission File Number)	22-2554535 (I.R.S. Employer Identification Number)

7 Ridgedale Avenue, Cedar Knolls, New Jersey (Address of principal executive offices)	07927 (Zip Code)

Not Applicable (Former name or former address, if changed since last report)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.  Other Events.

        1.   Effective April 12, 2002, Vincent Tinebra, who held the titles of President and Chief Operating Officer of the Company, entered into a Severance and Release Agreement with the Company providing for Mr. Tinebra’s resignation from the Company, a copy of which is attached as Exhibit 10.44. Pursuant to the Severance and Release Agreement, Mr. Tinebra agreed to serve in a consulting capacity with the Company from April 12, 2002 through May 10, 2002, during which period, and for an additional 26 weeks thereafter, he will continue to receive his base salary and certain other benefits. In connection with Mr. Tinebra’s resignation, the president title has been assumed by Mr. Erickson and the position of Chief Operating Officer has been eliminated.

        2.   On April 22, 2002, the New York Supreme Court (Kings County) denied all of the Company’s claims for review of the determination made by the Dispute Resolution Office of the Metropolitan Transportation Authority of the State of New York (“MTA”) denying the Company’s Request for Equitable Adjustment and Time Extension in connection with the Company’s contract with the MTA. The Company is currently reviewing the Court’s decision and will decide upon appropriate action after completing its review.

        3.   On April 23, 2002, the Company received a letter from the United States Department of Labor (the “Department”) dated April 9, 2002 stating that the Department does not have jurisdiction over the MTA wage rate dispute described in the Company’s previous filings with the Commission because the Department was advised by the New York City Comptroller’s office that no federal funds were provided for the MTA Contract. The Company is currently evaluating this letter and will decide upon appropriate action after completing its evaluation.

        4.   On May 1, 2002, AlphaNet Solutions, Inc. (the “Company”) issued the press release attached as Exhibit 99.1 reporting its earnings for its first fiscal quarter of 2002.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements.

Not Applicable.

(b)	Pro Forma Financial Information.

Not Applicable

(c)	Exhibits.

Exhibit No.	Title

10.44	Severance and Release Agreement, dated as of April 12, 2002, by and between the Company and Vincent Tinebra.

99.1	Press Release, dated May 1, 2002, reporting earnings for the registrant’s first fiscal quarter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 2, 2002	ALPHANET SOLUTIONS, INC. By: WILLIAM S. MEDVE —————————————— William S. Medve Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Title

10.44	Severance and Release Agreement, dated as of April 12, 2002, by and between the Company and Vincent Tinebra.

99.1	Press Release, dated May 1, 2002, reporting earnings for the registrant’s first fiscal quarter.